Exhibit 10.1

SEVENTH AMENDED AND RESTATED

DCP HOLDING COMPANY

EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 1, 2012 (the “Effective Date”), by and between DCP Holding Company, an Ohio corporation, with its principal offices at 100 Crowne Point Place, Cincinnati, Ohio 45241 (“Company”), and Anthony A. Cook (“Employee”).

In consideration of the mutual obligations and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. EMPLOYMENT. Company hereby employs Employee as an employee of Company and Employee hereby accepts such exclusive employment under the terms and conditions of this Agreement.

2. TERM. Subject to the provisions in Section 7 hereof, the term of employment shall continue after the Effective Date for a period of one (1) year ending on December 31, 2012, and shall be automatically extended for successive one (1) year periods on the same terms and conditions as stated herein, unless on or prior to November 15th of any year either party provides written notice to the other party of termination of this Agreement effective upon the expiration of the current one-year term.

3. OFFICE AND DUTIES. During the term of his employment hereunder, Employee shall serve in the capacity of President and Chief Executive Officer of the Company. In such capacity, Employee shall do all things necessary and incident to this position and otherwise shall perform such functions as the Board of Directors of the Company may establish from time to time commensurate with Employee’s skill, position and background as reasonably determined by the Board. The performance of the duties hereunder shall be performed at such reasonable time and places as shall be determined by the Board. The Employee shall report directly to the Board of Directors. A description of the current duties is attached hereto as Exhibit A.

4. COMPENSATION AND BENEFITS. In consideration for Employee’s performance of services and the non-competition provisions as described below, and subject to modifications as may be approved from time to time by Company and Employee, Employee shall receive, during the term of this Agreement, compensation and benefits as follows:

(A) Base Salary. Employee shall be paid a base annual salary in accordance with the regular payroll practices of the Company and Exhibit B of this Agreement. Employee’s base annual salary for 2011 and all subsequent years of the term of this Agreement shall not be less than $357,000.00 or such higher amount as is reflected on subsequent agreed revisions of Exhibit B.

(B) Bonus. Employee will be eligible to receive an annual bonus equal to between 15% and 60% of annual base salary pursuant to the Annual Incentive Plan and a stock and cash award pursuant to the Long Term Incentive Plan in accordance with Exhibit B of this Agreement, as revised on an annual basis.

(C) Employee Benefits. Employee will be eligible to participate in all health, welfare, insurance and other benefits available to all other employees of the Company

(D) Vacations. Employee shall be entitled to vacation and personal time in accordance with the Company’s PTO policy as it exists from time to time. Employee will not be permitted to receive cash in lieu of unused PTO hours except in the event of the employee’s termination.

(E) Automobile Allowance. The Company will pay up to Five Hundred ($500.00) Dollars per month for the lease of an automobile of Employee’s choice and will reimburse Employee for all documented fuel, insurance, maintenance and other operational costs.

(F) Payroll Withholdings. Employee authorizes the Company to deduct from any payment made pursuant to Section 4 hereof all amounts required to be withheld by federal, state and/or local taxing authorities.

(G) Club Membership. The Company will pay up to Seven Thousand Two Hundred ($7,200) Dollars for 2012 for fees and expenses for a club membership at Four Bridges Country Club.

(H) Annual Performance Review. The Employee’s performance of his duties under this Agreement shall be reviewed by the Board of Directors or a committee of the Board of Directors at least annually and finalized within thirty (30) days of the receipt of the annual audited financial statements. The Board of Directors or a committee of the Board of Directors shall additionally review the base salary, bonus and benefits provided to the Employee under this Agreement and may, in their discretion, adjust the same, as outlined in Addendum B of this Agreement, provided, however, that Employee’s annual base salary shall not be less than the base salary set forth in Section 4(A) hereof.

5. EXPENSES. Company shall pay or reimburse Employee for all travel and out-of-pocket expenses reasonably incurred or paid by Employee in connection with the performance of his duties upon presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require.

6. OUTSIDE EMPLOYMENT. Employee shall devote his full time and attention to the performance of the duties incident to his position with the Company, and shall not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Employee’s duty to devote his full time and attention to Company matters without the prior consent of the Board of Directors.

7. TERMINATION AND SEVERANCE PAY.

(A) Death. This Agreement shall be terminated on the death of Employee, effective as of the end of the month in which his death occurs.

(B) Disability. This Agreement may be terminated, at the option of the Company, if, because of a disability, Employee is unable to perform his job responsibilities after reasonable accommodations. This section will be applied consistent with the Company’s obligations under applicable federal and state law, including the Americans with Disabilities Act Amendments Act.

(C) Termination—Good Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating Employee’s employment hereunder for good cause (“Good Cause”) at any time. For this purpose, Good Cause shall include the following: alcohol or other drug dependence or addiction; conviction for any crime involving moral turpitude, fraud or misrepresentation, material neglect of duty; misappropriation, embezzlement or theft of Company funds or property; conduct which is materially injurious to the reputation, business or business relationships of the Company; or material violation of Company policy or any of the provisions of this Agreement. The effective date of such termination for Good Cause shall be the date of receipt by Employee or his legal representative of written notice of the termination stating the full basis for such cause or such later date as may be specified in such notice. Termination of Employee’s employment for Good Cause shall not constitute a breach of this Agreement and Employee shall not be entitled to any compensation arising on or after the effective date of such termination. In the event the Company is sold, transferred and/or merged with or to another entity, it shall not be deemed an event of Good Cause to terminate Employee. if the new entity elects to retain Employee, Employee shall be terminated only in accordance with Section 7 of this Agreement.

(D) Severance Pay. The Company may, by action of the Board, terminate this Agreement without Good Cause upon the payment of the amounts described in this subparagraph. If, and only if, the Company terminates this Agreement either (i) in accordance with the notice provision of Section 2, or (ii) at any time during the term of this Agreement without Good Cause, then the Employee shall be entitled to severance pay as determined herein. Employee shall receive the greater of (i) eight (8) months of severance pay or (ii) one (1) month of severance pay for each month remaining under the initial or any renewal term of the Agreement. One month of severance pay shall equal one month of the Employee’s base salary as in effect on the date of termination. The Company shall pay such severance pay consistent with the Company’s severance policy and practice, as it exists from time to time. All bonuses to which Employee would otherwise be eligible during the year in which an Employee’s employment is terminated shall be pro-rated through the date of termination regardless of whether such benefit is deemed to accrue or be payable after the date of termination. Moreover, during the stated severance pay period, Employee shall continue to receive the stated benefits as described in Section 4(C), but not any other benefits described in Section 4(E) or 4(G).

(E) Termination – Good Reason. Employee’s employment with the Company may also be terminated by the Employee for Good Reason. “Good Reason” means (i) a material breach by the Company of any provision of this Agreement, which breach is not cured or offending conduct ceased by the Company within 30 days after the Company receives written notice thereof from the Employee; (ii) the assignment of duties or responsibilities to the Employee by the Board that are inconsistent with the Employee’s position with the Company as of the date of this Agreement or reflect a material diminution in the status of the Employee within the Company. In the event Employee terminates employment for Good Reason, he shall be entitled to severance pay and benefits as provided for in Section 7(D) above.

(F) Change of Control. In the event that, at any time during the Employee’s employment under this Agreement, the Company experiences a Change of Control (as hereinafter defined), then, provided that Employee shall have executed a release in the form and substance acceptable to the Company and subject to the other terms and conditions contained in this Agreement, the Employee may terminate his employment hereunder within fifteen (15) days of the occurrence of the Change of Control and, if so timely elected, shall be entitled to receive severance benefits in accordance with and subject to the terms of Section 7(D) above. “Change of Control” means: (i) a change in the majority of members of the Board of Directors, or a change in any three members of the Board who are dentists, unless, in either case, pursuant to the recommendation of the Corporate Affairs Committee of the Board; or (ii) the sale, lease or other disposition of all or substantially all of the assets of the Company; or (iii) an acquisition of the Company by another corporation or entity by stock sale, consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction

(G) Membership on Board. Employee’s membership on the Board of Directors shall cease concurrent with the effective date of termination (for any reason) of Employee’s employment.

8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that information gained by Employee while employed by the Company, including without limitation that concerning the Company’s customers, suppliers and participating providers, and the methods, techniques, devices and operations of the Company, as they may exist from time to time, are of a confidential nature and are valuable, special and unique assets of the Company’s business. Employee shall not, during the term of or after the termination of employment, disclose in any way any such confidential information to any person, firm, corporation or any other operation or entity, or use the same on the Employee’s own behalf, for any reason or purpose. Upon termination of employment, the Employee shall deliver up to the Company all lists of the Company’s customers, suppliers and participating providers, and all copies thereof (including without limitation electronically stored information), and all notes, records, memoranda, complete correspondence files and other papers, and all copies thereof (including without limitation electronically stored information) relating to the methods, techniques, devices and operations of the Company, and the Employee does not have, nor can Employee acquire, any property right therein or claim thereto or in the underlying confidential information. The parties acknowledge that the Employee has substantial skills and experience as an executive which have been enhanced during the period of his employment by the Company. The intent of this Section 8 is not to preclude Employee from using such skills and experience in other permitted employment, but only to preclude the use of those methods, techniques, devices and operations which are unique or proprietary to the Company.

9. DIVERSION OF BUSINESS. The Employee shall not, during the period of employment by the Company and for a period ending six months following termination of employment (for any reason), either for the Employee or on behalf of any person, firm, corporation or any other operation or entity, directly or indirectly:

(A) Divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers or participating providers of the Company with whom Employee may have dealt at any time or who were customers or participating providers of the Company on the date of termination of the Employee’s employment or had been customers or participating providers of the Company prior thereto; or

(B) Divert or attempt to divert from the Company any person employed by the Company by influencing or attempting to influence such person to leave the Company’s employ.

10. NON-COMPETITION AGREEMENT. For a period ending six (6) months from the termination of Employee’s employment with the Company for any reason, Employee hereby agrees that he will not, directly or indirectly render any services as an officer, director, employee, agent, consultant or in any other capacity to, or own any interest (other than an interest of less than five percent (5%) of the stock or a publicly held company), as an individual owner, stockholder, partner or in any other manner in any person, firm, corporation, partnership or other entity which is a competitive business (“Competitive Business”) in any standard metropolitan statistical area in which the Company has customers or participating providers or has a Certificate of Authority to do business at the time of such termination.

For the purpose of the Agreement, Competitive Business shall mean any business operation (including a sole proprietorship), which engages in, as all or a significant part of its business, the business of a dental insurance company or engages in any other business in competition with the Company in any geographic area in which the Company then operates.

11. ACKNOWLEDGMENT. The Company and Employee each hereby acknowledge and agree as follows:

(A) The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and with respect to the covenants, restrictions, agreements and obligations set forth in Sections 9 and 10 hereof, are reasonable in duration and geographic scope;

(B) In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief; and

(C) In the event that the covenant not to compete contained in Section 10 is the subject of an arbitratable dispute pursuant to Section 15 and is found to be invalid or unenforceable as to such time period and/or geographical area, it will be valid and enforceable in such geographical area(s) and for such time period(s) which the arbitrator(s) determine to be reasonable and enforceable. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for arbitration or litigation to enforce such restriction or covenant.

12. INDEMNIFICATION. Company shall indemnify and defend Employee for acts or omissions performed by the Employee in the scope of his employment and in a manner reasonably believed to be lawful providing that Employee’s acts or omission do not constitute gross negligence, recklessness, willful misconduct, or the intentional infliction of harm.

13. ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company shall assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale or stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated, by Employee. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” shall then be deemed to include the successor or affiliated business or corporation to which the Company assigned or otherwise transferred its rights hereunder. Should an ownership transfer event as described above occur, the Company may choose not to terminate this Agreement, in which case Section 7(D) (Severance Pay) would apply. Such action will not be deemed a Termination for Good Cause.

14. NOTICE. Any notice required or which may be given under the provisions of this Agreement shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested. All notices shall be deemed to have been given on the date personally delivered or, if mailed, on the date received or three business days after the date of mailing, whichever is earlier. If mailed to Company, such notice shall be mailed to its then principal office. If mailed to Employee, it shall be addressed to Employee’s home address then shown on Company’s records.

15. GOVERNING LAW. This Agreement shall be subject to, governed by and interpreted in accordance with the laws of the State of Ohio without regard to its rules as to conflicts of laws.

16. ARBITRATION OF DISPUTES. All disputes and controversies of every kind and nature between the Company and Employee arising out of or in connection with this Agreement, including, but not limited to, the existence, validity, interpretation or meaning, performance or nonperformance, breach, continuance, termination, or any claim of discrimination by the Employee, shall be submitted to arbitration with the American Arbitration Association in Hamilton County, Ohio in accordance with its procedures and guidelines. The parties hereby agree that the decision of such arbitration shall be a binding and final decision upon the parties.

17. SEVERABILITY. Each of the provisions of this Agreement shall stand independently and severally, and the invalidity of any one Section or portion thereof shall not affect the validity of any other Section. In the event any Section or portion thereof shall be construed to be invalid, no other Section of this Agreement shall be affected thereby.

18. SURVIVAL. Any provision of the Agreement which imposes an obligation after termination of employment under this Agreement shall survive the termination of employment hereunder and shall be binding upon the parties hereto.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Company and Employee and shall supersede all prior oral or written statements of any kind whatsoever made by the parties. No statement subsequent to this Agreement purporting to modify any of its terms and conditions shall be binding unless expressly agreed to in writing and signed by both the Company and Employee. The foregoing restrictions shall not apply with respect to any change by the Company of the Employee’s compensation or benefits pursuant to Section 4 or to any change in the Employee’s title or duties to which Employee has acquiesced or consented.

20. WAIVER. No waiver by either party of any breach of this Agreement by the other party shall operate or be construed as a waiver of any subsequent breach of the same or any other provision. No waiver shall be effective unless in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the date first above written.

EMPLOYEE:	COMPANY: DCP Holding Company

By: /s/ Stephen T. Schuler, DMD
/s/ Anthony A. Cook	Stephen T. Schuler, DMD Chairman of the Board
Anthony A. Cook

EXHIBIT “A”

DCP HOLDING COMPANY POSITION DESCRIPTION

POSITION TITLE:	President

REPORTS TO:	Board of Directors
PURPOSE:	Responsible for the direction and administration of DCP Holding Company in accordance with Board policy, sound business practices, and the legal requirements of Ohio, Indiana and Kentucky.

DUTIES AND RESPONSIBILITIES:

1.	ADMINISTRATIVE MANAGEMENT

A.	Direct all areas of staff and Human Resource Administration.

B.	Prescribe duties, limitations and responsibility of staff through effective position descriptions, encouraging success and ongoing communication.

C.	Maintain effective, responsive and cost-conscious daily operations.

2.	BOARD RELATIONS

A.	Develop and recommend corporate objectives, plans and policies to the Board.

B.	Implement corporate objectives, plans and policies approved by the Board.

C.	Plan and coordinate all Board and Board Committee meetings with the Board Chair or Committee Chair.

D.	Establish effective communication and rapport with all Board Members.

3.	PROVIDER RELATIONS

A.	Recognizing providers are the DCP Holding Company product—continually promote their skills, quality, cost-effectiveness and value to all public.

B.	Establish leadership, stability and effective communication with all DCP Holding Company providers.

C.	Continued awareness that the success of DCP Holding Company and their providers grow together.

4.	CUSTOMER RELATIONS

A.	Actively promote DCP Holding Company in all Marketing, Sales, Public Relations, and Community activity.

B.	Strategize that the DCP Holding Company product is placed effectively before the public with emphasis on “Agent/Broker”

C.	Continually monitor the success, quality and effectiveness of DCP Holding Company marketing

5.	CORPORATE PROFITABILITY

D.	Develop plans for future DCP Holding Company growth while ensuring the soundness of corporate finances and profitability.

JOB SPECIFICATIONS:

-	Degree in relevant field of study or related equal job experience,
-	Five to seven years of related experience in the health/dental insurance field in an executive management position, where budgetary, policy and operational decisions have been made.

EXHIBIT “B” ADDENDUM TO DCP HOLDING COMPANY PRESIDENT EMPLOYMENT AGREEMENT

The salary range of the President shall be reviewed and adjusted annually as recommended by the Compensation and Benefits Committee and approved by the Board of Directors. The Base Compensation for 2012 shall be $357,000.00.

		Value	RSUs
ANNUAL INCENTIVE PLAN
CASH AWARD
Threshold	15% of Base	$53,550.00
Target	30% of Base	$107,100.00
Stretch	45% of Base	$160,650.00
Maximum	60% of Base	$214,200.00

LONG TERM INCENTIVE PLAN
A) RSU AWARD	5% of Base	$17,850.00	25 RSUs
B) RSU AWARD
Threshold	5% of Base	$17,850.00	25 RSUs
Target	15% of Base	$53,550.00	76 RSUs
Stretch	25% of Base	$89,250.00	127 RSUs
Maximum	45% of Base	$160,650.00	229 RSUs

2012 ANNUAL LONG TERM INCENTIVE BONUS DETAIL

A.	Restricted Share Unit (“RSU”) Award – Retention Based

The stock award for DCP’s President and CEO is authorized under the “DCP Holding Company Amended and Restated 2006 Dental Care Plus Management Equity Incentive Plan” (the “Management Incentive Plan”) and is subject to the “Dental Care Plus and DCP Holding Company Deferred Compensation Plan”. Stock RSU’s are awarded in an amount equal to five percent (5%) of base salary and is considered “Long Term” as it vests incrementally over four years, 10% on December 31 of the first year, 20% at the end of the second year, 30% at the end of the third year and 40% at the end of the fourth year. There are no performance targets other than longevity with the Company.

RSU AWARD BASED ON 5% OF BASE SALARY OF $357,000.00                                         25 RSUs

B.	Restricted Share Unit (“RSU”) Award – Performance Based

The Long Term Cash Incentive is a bonus designed to motivate the CEO to achieve long term success for the company as well as assist in the retention of the President and CEO over time. Long Term Incentive bonus compensation is based on one criterion, “Adjusted Book Value of Common and Preferred Stock and Shareholders’ Equity” and it is based on achieving growth of this book value over a period of three years, January 1, 2012 through December 31, 2014.

BOOK VALUE OF COMMON AND PREFERRED STOCK

(12/31/2011 BOOK VALUE = $6,255,530)

Level	Definition	3 Year Ave.	Adjusted Book Value 12/31/2014	Restricted Share Units
Threshold	5% of Base	10%	$8,326,110	25
Target	15% of Base	12%	$8,788,569	76
Stretch	25% of Base	14%	$9,267,843	127
Maximum	45% of Base	16%	$9,764,232	229

Notes:

1.	“Adjusted Book Value of Common and Preferred Shares and Shareholders’ Equity” shall mean the value of all classes of Common and Preferred Shares, as shown on the audited financial statements of the Company; minus the par value of all classes of Preferred Shares, as shown on the audited financial statements, increased by the sum of: (a) the aggregate amount of all withhold return payment or similar payments authorized by the Board of Directors, adjusted for the standard federal tax rate, to the extent such payments were treated as an expense in determining Net Income for any year, plus (b) the aggregate amount of all dividends on all classes of Common Stock, to the extent that such dividends were taken into account in determining the “Book Value of Common and Preferred Shares and Shareholders’ Equity.”

2.	If performance is under Threshold Level, no Long Term Incentive bonus is paid.

3.	No additional bonus is paid for performing beyond Maximum Level.

4.	Actual bonus paid is calculated and paid on a continuum between any two performance levels.

5.	With Board of Director approval, a new multi-year performance measurement period begins each new year.

6.	In the event of a Change of Control, as defined in the Management Equity Incentive Plan, the Adjusted Book Value of Common and Preferred Shares and Stockholders’ Equity as of December 31, 2014 shall be deemed to be the Enterprise Value of the Company, as defined in Article Fourth, Section 8(h)(ii)(C) of the Company’s Amended Articles of Incorporation, as of the date on which the Change of Control occurs and the long term incentive bonus shall be determined as of that date and paid within ten (10) days thereafter.

2011 ANNUAL INCENTIVE SHORT TERM BONUS DETAIL

The Annual Incentive (Short Term Bonus) compensation is designed to motivate the CEO to meet and/or exceed goals for budget performance on 1) 2011 Operating Revenue (OR), 2) 2011 Adjusted Net Operating Income (ANOI), and 3) Discretion/MOB (MOB). Adjusted Net Operating Income is equal to Net Operating Income plus the amount of provider withhold return approved by the Board of Directors during 2011. These performance criteria are weighted respectively as 30%, 50% and 20% of the total Annual Incentive Short Term Bonus.

TOTAL OPERATING REVENUE (2011 BUDGET OF $78,906,317.00)

Level	Definition	Performance	2011 OR	Bonus paid
Threshold	15% of Base	90% Budget	$71,015,685.00	$16,065.00
Target	30% of Base	103% Budget	$81,273,507.00	$32,130.00
Stretch	45% of Base	115% Budget	$90,742,265.00	$48,195.00
Maximum	60% of Base	130% Budget	$102,578,212.00	$64,260.00

ADJUSTED NET OPERATING INCOME (2011 BUDGET OF $1,784,182.00)

Level	Definition	Performance	2011 ANOI	Bonus paid
Threshold	15% of Base	75% Budget	$1,338,137.00	$26,775.00
Target	30% of Base	100% Budget	$1,784,182.00	$53,550.00
Stretch	45% of Base	115% Budget	$2,051,809.00	$80,325.00
Maximum	60% of Base	130% Budget	$2,319,437.00	$107,100.00

DISCRETION/MOB

Level	Definition	Achievement	2011 MOB	Bonus paid
Threshold	15% of Base	90% of Goals		$10,710.00
Target	30% of Base	103% of Goals		$21,420.00
Stretch	45% of Base	115% of Goals		$32,130.00
Maximum	60% of Base	130% of Goals		$42,840.00

Notes:

1.	If performance is under Threshold Level in any criteria, no bonus is paid for that criteria.

2.	No additional Bonus is paid for performance beyond Maximum Level.

3.	Actual Bonus paid is calculated and paid on a continuum between any two performance levels.